Exhibit (a)(24)

Good afternoon everyone.

As you know, earlier today we announced our agreement with GlaxoSmithKline under which they will acquire the company. This is likely to be something completed over the next few weeks and I wanted to give you just a touch of perspective on this announcement before we meet later this week on Thursday at our company meeting to talk more about this.

Let me start with this. Everybody in this company has had an enormous role in the significant accomplishments of HGS. As you know we’re just, almost, we’re a touch shy of our 20th anniversary. And when I look at the accomplishments of this company, particularly over the last few years, but really throughout our history, they are enormous.

I can tell you our GSK soon to be parent looks at it very much the same way. They are enormously impressed with the great work that’s been done here, and they view, and I’d like to make sure we view, this as a positive step that can mean new opportunities for the work we do, for the people around here, and for things we can do together going forward.

So, you all know there is a lot we don’t know yet about specifics, and that’s understandable and logical. We’ll learn more about many of those uncertainties and things will begin to become clarified in the future here.

I just want to tell all of you how enormously pleased and quite honestly appreciative we are of the terrific work you’ve done and we look forward to exploring what these new opportunities can and will be together in the coming days and weeks.

Thank you very much.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This announcement includes statements that are forward-looking. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this announcement, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

Some important factors that could cause our actual results to differ from our expectations in these forward-looking statements include: our lack of commercial experience and dependence on the sales growth of BENLYSTA; any failure to commercialize BENLYSTA successfully; the occurrence of adverse safety events with our products; changes in the availability of reimbursement for BENLYSTA; the inherent uncertainty of the timing, success of, and expense associated with, research, development, regulatory approval and commercialization of our pipeline products, including darapladib and albiglutide, and new indications for existing products; uncertainty as to the future success of darapladib and GSK’s ability to develop and commercialize darapladib; substantial competition in our industry, including from branded and generic products; the highly regulated nature of our business; uncertainty regarding our intellectual property rights and those of others; the ability to manufacture at appropriate scale, and in compliance with regulatory requirements, to meet market demand for our products; our substantial indebtedness and lease obligations; our dependence on collaborations over which we may not always have full control; foreign exchange rate valuations and fluctuations; the impact of our acquisitions and strategic transactions; changes in the health care industry in the U.S. and other countries, including government laws and regulations relating to sales and promotion, reimbursement and pricing generally; significant litigation adverse to the Company, including product liability and patent infringement claims; our ability to attract and retain key personnel; increased scrutiny of the health care industry by government agencies and state attorneys general resulting in investigations and prosecutions; risks and uncertainties associated with the merger agreement and related tender offer by GSK; and the outcome of any litigation related to the merger agreement and related tender offer by GSK.

The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

IMPORTANT INFORMATION FOR INVESTORS AND STOCKHOLDERS

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. In response to the amended tender offer commenced by GlaxoSmithKline plc through its wholly owned subsidiary, H. Acquisition Corp., HGS will file an amendment to its solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF HGS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of these documents free of charge at the SEC’s website at www.sec.gov. HGS also will provide a copy of these materials without charge on its website at www.hgsi.com, or stockholders may call HGS’ Information Agent, Innisfree M&A Incorporated, toll-free at 877-717-3926.